SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                            JANUS CAPITAL GROUP INC.
                            ------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    47102X105
                                 --------------
                                 (CUSIP Number)


                                December 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH
THIS SCHEDULE IS FILED:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)
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

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 2 of 11
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Highfields Capital Management LP
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [_]
                                                                       (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
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                              5   SOLE VOTING POWER:            21,322,987
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       21,322,987
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         21,322,987
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.0%

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14       TYPE OF REPORTING PERSON:  PN

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

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 3 of 11
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Highfields GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER:            21,322,987
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       21,322,987
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         21,322,987
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.0%

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14       TYPE OF REPORTING PERSON:  OO

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

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 4 of 11
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Highfields Capital Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER:            15,462,773
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       15,462,773
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         15,462,773
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.5%

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14       TYPE OF REPORTING PERSON:  CO

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

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 5 of 11
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jonathon S. Jacobson
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [_]
                                                                       (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States
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                              5   SOLE VOTING POWER:            21,322,987
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       21,322,987
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         21,322,987
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.0%

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14       TYPE OF REPORTING PERSON:  IN

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

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 6 of 11
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard L. Grubman
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States
--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER:            21,322,987
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       21,322,987
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         21,322,987
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.0%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:  IN

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

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 7 of 11
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Reference is hereby made to the statement on Schedule 13G filed with the
Securities and Exchange Commission on May 13, 2004 (the "Schedule 13G"). Terms defined in the Schedule 13G are use herein as so defined.

The following Items of the Schedule 13G are hereby amended and restated as follows:

ITEM 1.


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr.
Grubman:

c/o Highfields Capital Management
John Hancock Tower
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

Address for Highfields Capital Ltd.:

c/o Goldman Sachs (Cayman) Trust, Limited
Harbour Centre, Second Floor
George Town, Grand Cayman
Cayman Islands, B.W.I.


ITEM 4.     OWNERSHIP

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

     a.     Amount Beneficially Owned:
            21,322,987 shares of Common Stock

     b.     Percent of class:
            9.0%

     c.     Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote:

                   21,322,987

            (ii)   Shared power to vote or to direct the vote:

                   None

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 8 of 11
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            (iii)  Sole power to dispose or to direct the disposition of:

                   21,322,987

            (iv)   Shared power to dispose or to direct the disposition of:

                   None


For Highfields Capital Ltd.:

     a.     Amount Beneficially Owned:

            15,462,773 shares of Common Stock

     b.     Percent of class:
            6.5%

     c.     Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote:

                   15,462,773

            (ii)   Shared power to vote or to direct the vote:

                   None

            (iii)  Sole power to dispose or to direct the disposition of:

                   15,462,773

            (iv)   Shared power to dispose or to direct the disposition of:

                   None


ITEM 6.     OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

The shares beneficially owned by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are owned by the Funds; Highfields Capital Ltd. individually owns 6.5% of the shares and Highfields I and Highfields II individually own less than 5% of the shares. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1            Page 9 of 11
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2005

                                     HIGHFIELDS CAPITAL MANAGEMENT LP

                                     By: Highfields GP LLC, its General Partner


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory



                                     HIGHFIELDS GP LLC


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory



                                     HIGHFIELDS CAPITAL LTD.

                                     By:  Highfields Capital Management LP, its
                                             Investment Manager

                                     By:  Highfields GP LLC, its General Partner


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory



                                     JONATHON S. JACOBSON

                                     By:  Joseph F. Mazzella


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1           Page 10 of 11
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                                     RICHARD L. GRUBMAN

                                     By:  Joseph F. Mazella


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 1           Page 11 of 11
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                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.


Exhibit 2.        Limited Powers of Attorney.